Exhibit 99.1

9341 Courtland Drive, Rockford, MI 49351
Phone (616) 866-5500; Fax (616) 866-0257

FOR IMMEDIATE RELEASE

CONTACT: Don Grimes

(616) 863-4404

WOLVERINE WORLDWIDE ANNOUNCES

FINANCIAL RESULTS FOR FIRST QUARTER 2012;

RAISES FULL-YEAR EARNINGS PER SHARE GUIDANCE

Rockford, Michigan, April 23, 2012 — Wolverine Worldwide (NYSE: WWW) today reported financial results for the first quarter ended March 24, 2012.

Revenue for the quarter was $322.8 million, a decrease of 2.4% vs. the prior year’s first quarter when revenue grew approximately 16%. Foreign exchange negatively impacted revenue by $2.2 million. In addition to the comparison to strong growth in the prior year, current year revenue growth was tempered by macroeconomic and financial uncertainty in Europe, which has contributed to a soft retail environment in that important market.

Diluted earnings per share in the first quarter were $0.64, a decrease of 11.1% vs. the prior year’s earnings per share of $0.72, but significantly better than the Company’s expectations going into the quarter. The decrease in revenue, a modest decline in gross margin and moderate SG&A deleverage were partially offset by a significantly lower effective tax rate.

“While we expect 2012 to be another record year for the Company, most of our growth is planned for the second half, as retailers remain cautious and are focused on keeping inventories lean,” said Blake W. Krueger, the Company’s Chairman and Chief Executive Officer. “The global strength of our brand portfolio remains one of our most significant competitive advantages. Our expectations for growth in many international markets will help balance the current uneven pace in the United States and the recessionary environment in Europe. We have one of the very best collections of premium lifestyle brands in the business, with the advantage of reaching consumers in more than 190 countries around the world.”

Additional details:

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Gross margin in the quarter decreased 60 basis points to 41.0% compared to prior-year gross margin of 41.6%. Selling price increases and gains from foreign exchange contracts partially offset product costs increases, higher closeout sales and an unfavorable sales mix shift.

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Operating expenses in the quarter of $95.2 million were lower than planned, at 29.5% of revenue, compared to 26.7% of revenue in the prior year. Overall spending discipline was offset by increased pension expense and non-recurring employee separation costs, the benefit of which will occur over the balance of the fiscal year.

•	The quarter benefitted from a favorable ruling related to long-term global tax planning strategies that lowered tax expense by $5.6 million, or $0.12 per share.

•

The Company repurchased approximately 65,000 of its own shares in the quarter at an average price of $37.09, or an aggregate cost of $2.4 million. The Company continues to have an exceptionally strong balance sheet, with $123.3 million of cash and cash equivalents at the end of the first quarter.

•

While the branded operating groups had revenue declines during the quarter, the Other Business Units (comprised of Wolverine Retail and Wolverine Leathers) delivered revenue growth of 4.8%, driven by solid comp store sales gains, new store locations and continued strong eCommerce growth.

The Company is raising its full-year earnings per share guidance to a range of $2.70 to $2.80, representing growth of 8.9% to 12.9%, and revising its full-year revenue guidance to a range of $1.46 billion to $1.50 billion, representing full-year growth of 3.6% to 6.5%. This revised full-year guidance assumes continuing economic challenges in Europe, slight full-year gross margin expansion, modest full-year SG&A deleverage driven primarily by $10.5 million of higher non-cash pension expense, and a full-year effective tax rate of approximately 25.0%.

Krueger concluded, “Our outlook for the full year remains positive, and our powerful portfolio of brands continues to resonate with consumers around the globe. Significant global lifestyle trends continue to work in our favor, and we expect that 2012 will be another record year for the Company.”

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The Company will host a conference call at 8:30 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company’s website, go to www.wolverineworldwide.com, click on “Investor Relations” in the navigation bar, and then click on “Webcasts & Presentations” from the side navigation bar of the “Investor Relations” page. To listen to the webcast, your computer must have a streaming media player, which can be downloaded for free at www.wolverineworldwide.com. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company’s website through July 10, 2012.

With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Bates®, Chaco®, Cushe®, Hush Puppies®, HYTEST®, Merrell®, Sebago®, Soft Style® and Wolverine®. The Company also is the footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company’s products are carried by leading retailers in the U.S. and globally in more than 190 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

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This press release contains forward-looking statements. In addition, words such as “estimates,” “anticipates,” “believes,” “forecasts,” “plans,” “predicts,” “projects,” “is likely,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: the Company’s ability to successfully develop its brands and businesses; changes in duty structures in countries of import and export including anti-dumping measures and trade defense actions; changes in consumer preferences or spending patterns; cancellation of orders for future delivery, or the failure of the Department of Defense to exercise future purchase options, award new contracts or the cancellation of existing contracts by the Department of Defense or other military purchasers; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of footwear manufacturing capacity; reliance on foreign sourcing; failure of international licensees and distributors to meet sales goals or to make timely payments on amounts owed; disruption of technology systems; regulatory or other changes affecting the supply or price of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies; the development of new initiatives; the risks of doing business in developing countries, and politically or economically volatile areas; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

($000s, except per share data)

	1st Quarter Ended
	March 24, 2012	March 26, 2011
Revenue	$322,807	$330,872
Cost of products sold	190,614	193,075

Gross profit	132,193	137,797
Gross margin	41.0%	41.6%
Selling, general and administrative expenses	95,232	88,342
As a % of revenue	29.5%	26.7%

Operating profit	36,961	49,455
Operating margin	11.4%	14.9%
Interest expense, net	419	226
Other (income) expense, net	946	(580)

	1,365	(354)

Earnings before income taxes	35,596	49,809
Income taxes	4,416	13,946
Effective tax rate	12.4%	28.0%
Net earnings	$31,180	$35,863

Diluted earnings per share	$0.64	$0.72
Supplemental information:
Net earnings used to calculate diluted earnings per share	$30,618	$35,293
Shares used to calculate diluted earnings per share	48,157	49,177
Weighted average shares outstanding	48,434	49,292

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

($000s)

	March 24, 2012	March 26, 2011
ASSETS:
Cash & cash equivalents	$123,273	$91,551
Receivables	260,977	251,929
Inventories	265,112	249,988
Other current assets	41,104	27,149

Total current assets	690,466	620,617
Property, plant & equipment, net	77,749	75,444
Other assets	138,335	133,211

Total Assets	$906,550	$829,272

LIABILITIES & EQUITY:
Accounts payable and other accrued liabilities	$129,061	$140,028
Current maturities on long-term debt	—	536
Revolving credit agreement	70,000	30,000

Total current liabilities	199,061	170,564
Other non-current liabilities	100,380	73,001
Stockholders’ equity	607,109	585,707

Total Liabilities & Equity	$906,550	$829,272

WOLVERINE WORLD WIDE, INC.

REVENUE BY OPERATING GROUP

(Unaudited)

($000s)

	1st Quarter Ended
	March 24, 2012		March 26, 2011		Change
	Revenue	% of Total	Revenue	% of Total	$	%
Outdoor Group	$137,132	42.5%	$138,069	41.7%	$(937)	-0.7%
Heritage Group	102,951	31.9%	111,097	33.6%	(8,146)	-7.3%
Lifestyle Group	50,601	15.7%	52,013	15.7%	(1,412)	-2.7%
Other	4,288	1.3%	3,137	1.0%	1,151	36.7%

Total branded footwear, apparel and licensing revenue	294,972	91.4%	304,316	92.0%	(9,344)	-3.1%
Other business units	27,835	8.6%	26,556	8.0%	1,279	4.8%

Total Revenue	$322,807	100.0%	$330,872	100.0%	$(8,065)	-2.4%

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

($000s)

	1st Quarter Ended
	March 24,	March 26,
	2012	2011
OPERATING ACTIVITIES:
Net earnings	$31,180	$35,863
Adjustments necessary to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	3,751	3,793
Deferred income taxes	1,697	132
Stock-based compensation expense	523	1,965
Pension expense	6,474	4,039
Pension contribution	(26,657)	(31,800)
Other	(6,853)	(1,842)
Changes in operating assets and liabilities	(74,460)	(94,905)

Net cash used in operating activities	(64,345)	(82,755)
INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,763)	(4,345)
Other	(585)	(640)

Net cash used in investing activities	(3,348)	(4,985)
FINANCING ACTIVITIES:
Net borrowings under revolver	59,000	30,000
Cash dividends paid	(6,031)	(5,331)
Purchase of common stock for treasury	(2,399)	(5,063)
Surrender of common stock for treasury	(5,444)	(1,555)
Other	6,539	8,201

Net cash provided by financing activities	51,665	26,252
Effect of foreign exchange rate changes	(711)	2,639

Decrease in cash and cash equivalents	(16,739)	(58,849)
Cash and cash equivalents at beginning of year	140,012	150,400

Cash and cash equivalents at quarter end	$123,273	$91,551